Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "MOTUS GI HOLDINGS, INC.", FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF AUGUST, A.D. 2020, AT 6:20 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

6157840 8100
SR# 20206740781

Authentication: 203466835
Date: 08-13-20

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:20 PM 08/13/2020
FILED 06:20 PM 08/13/2020
SR 20206740781 - File Number 6157840

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF MOTUS GI HOLDINGS, INC.
A Delaware Corporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Motus GI Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

1. The name of the Corporation is Motus GI Holdings, Inc. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on September 20, 2016 under the name Eight-Ten Merger Corp. (the "**Certificate of Incorporation**").

2. The Certificate of Incorporation of the Corporation is hereby amended to increase the authorized shares of the Corporation's common stock by deleting the first paragraph under Section A of Article V, and replacing such paragraph with the following:

   "The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred and Twenty Five Million (125,000,000), of which (i) One Hundred and Fifteen Million (115,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the "Common Stock"), and (ii) Ten Million Shares (10,000,000) shares shall be a class designated as preferred stock, par value $0.0001 per share (the "Preferred Stock").

3. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

5. This Certificate of Amendment and the amendment to the Certificate of Incorporation effected hereby shall be effective immediately upon filing.

[*SIGNATURE PAGE FOLLOWS*]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 13th day of August, 2020.

MOTUS GI HOLDINGS, INC.

By: /s/ *Timothy P. Moran*
Name: Timothy P. Moran
Title: Chief Executive Office